EXHIBIT 99.1
News Release

Weatherford Completes Financing Transactions
HOUSTON, August 28, 2020 – Weatherford International plc (OTC Pink: WFTLF) (collectively with certain of its subsidiaries, “Weatherford” or the “Company”) today announced that it has refinanced its senior secured asset-based lending agreement (the “ABL Credit Agreement”) through the issuance of $500 million of senior secured first lien notes (the “Senior Secured Notes”). The Company also amended and increased the size of its senior secured letter of credit agreement (the “LC Credit Agreement”) to $215 million.
The proceeds from the issuance of the Senior Secured Notes will be used to enhance the Company’s liquidity and support the issuance of letters of credit. These actions will provide the Company with additional liquidity and flexibility to manage through the current operating environment, with the Company having over $1.2 billion of cash on hand at closing, including the net proceeds from the transactions, over $50 million of capacity under its upsized LC facility and no debt maturities prior to the second quarter of 2024.
Charles M. Sledge, Chairman of the Board of Directors, commented, “We have strengthened the Company’s capital structure enabling Weatherford to continue to deliver against our strategic objectives during this challenging environment. These transactions successfully conclude the review of alternatives announced in May. We appreciate the continued support provided by the Company’s stakeholders and the confidence they have placed in our long-term success.”
Key Details of the Transactions:
•	Issued $500 million of 8.75% senior secured first lien notes maturing on September 1, 2024
•	Terminated the ABL Credit Agreement by repaying all borrowings and cash collateralizing or moving letters of credit under the LC Credit Facility
•	Amended the LC Credit Agreement to, among other things, increase the aggregate commitments under the facility to $215 million and reduce the minimum liquidity covenant
Lazard served as the Company’s financial advisor on the transactions and Paul, Weiss, Rifkind, Wharton & Garrison, and Latham & Watkins served as the Company’s legal counsel.

The Senior Secured Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered, sold or otherwise transferred except under an exception from, or in a transaction not subject to, the registration requirements of the Securities Act or any other applicable securities laws.
About Weatherford
Weatherford is a leading wellbore and production solutions company. Operating in more than 80 countries, the Company answers the challenges of the energy industry with its global talent network of approximately 19,000 team members and 600 locations, which include service, research and development, training, and manufacturing facilities. Visit weatherford.com for more information or connect on LinkedIn, Facebook, Twitter, Instagram, or YouTube.
Forward-Looking Statements
This news release contains forward-looking statements concerning, among other things, the Company’s expectations regarding business outlook, financial projections or forecasts and are generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including the price and price volatility of oil and natural gas; general global economic repercussions related to COVID-19 pandemic; the macroeconomic outlook for the oil and gas industry; the duration and severity of the impact of the COVID-19 pandemic on oil and gas demand and commodity prices; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; our ability to generate cash flow from operations to fund our operations; and realization of additional cost savings and operational efficiencies. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission. We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

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Investor Contact:
Sebastian Pellizzer
Senior Director, Investor Relations
+1 713-836-7777
investor.relations@weatherford.com

Media Contact:
Christopher Wailes
Director, Global Media Engagement
+1 832-851-8308
christopher.wailes@weatherford.com